Exhibit 99.1

NOBLE REPORTS 2006 EARNINGS OF $0.55 PER DILUTED SHARE

WARREN, MI – (MARCH 28, 2007) - Noble International, Ltd., (NASDAQ: NOBL) (“Noble” or the “Company”) reported 2006 earnings of $0.55 per diluted share, compared to 2005 earnings of $0.36 per diluted share. In the fourth quarter of 2006, the Company posted a loss of $0.16 per diluted share, primarily due to new program launch costs at recently acquired facilities, in addition to various other one-time and transaction-related expenses. The quarterly loss compares to a loss of $0.29 per diluted share in the year-ago fourth quarter.

FOURTH QUARTER 2006 RESULTS

Revenue in the fourth quarter of 2006 increased to $138.2 million from $96.4 million due to the acquisition of Pullman Industries, Inc. (“Pullman”) and the launch of new laser welding programs offsetting an 8% drop in North American vehicle production during the quarter. New program launch activity during the quarter was heavy, with the Company launching eight new roll forming programs and two laser welding programs, totaling 32 new applications.

Gross margin for the fourth quarter of 2006 declined to $8.6 million from $10.1 million in the fourth quarter of 2005. Factors behind the decline included higher than projected launch costs on certain new programs at acquired facilities and higher depreciation expense. Gross margin was also reduced by Noble’s entry into a long-term supply agreement with a major customer, running through 2009. As part of this agreement, Noble granted a one-time price reduction of $1.2 million, thereby reducing gross margin.

Selling, general and administrative (“SGA”) expenses in the fourth quarter of 2006 increased to $8.8 million from $5.0 million last year. Most of the increase in SGA expense in the fourth quarter of 2006 resulted from including acquired facilities in Noble’s consolidated results. Pullman facilities raised SGA expense by approximately $3.0 million, while staff separation and severance costs increased fourth quarter 2006 SGA expense by $0.7 million. As a result of these and other items, Noble incurred a fourth quarter 2006 operating loss of $0.2 million compared to operating income of $5.1 million in the fourth quarter of 2005.

Interest and other expense for the fourth quarter of 2006 totaled $2.8 million. Net interest expense of $3.4 million more than offset a gain of $1.0 million from the reversal of an impairment charge taken last year on notes received from the sale of the Company’s former logistics business. Higher interest expense reflects interest on higher borrowing levels incurred to purchase Pullman, $0.3 million from accelerated debt discount amortization and $0.2 million from the write-off of deferred financing fees related to the amendment of Noble’s convertible subordinated notes (“Notes”). Noble also booked an after-tax, non-cash loss of $0.6 million to reflect a change in value of a convertible option derivative liability embedded within the Notes. Interest and other expense in the fourth quarter of 2005 totaled $8.3 million and included an impairment charge of $7.9 million, primarily related to Noble’s equity and preferred stock investment in a minority supplier. For the fourth quarter of 2006, Noble incurred a pre-tax loss of $3.0 million compared to a pre-tax loss of $3.2 million in the fourth quarter of 2005.

FULL YEAR 2006 RESULTS

Revenue for the year totaled $441.4 million, compared to $363.8 million in 2005, with growth resulting from the acquisition of Pullman and the expansion of Noble’s laser welding business. During 2006, Noble launched 11 new laser welding programs and eight roll forming programs totaling 44 applications.

For 2006, gross margin was $38.4 million, up from $37.8 million in 2005. The gross margin for the year was adversely impacted by North American vehicle production cuts, costs of launching new facilities in Australia and Ohio, as well as adding laser welding to our Silao, Mexico facility. The gross margin was also pressured by program launch costs in the fourth quarter of 2006 related to the Pullman acquisition.

SGA expense for 2006 increased to $22.1 million, versus $16.0 million in 2005. Higher SGA spending for 2006 included $3.0 million from the addition of Pullman in the fourth quarter, $0.7 million in separation and severance costs and $0.6 million in management incentive compensation. Noble also invested throughout the year on its growth initiatives, including approximately $0.8 million for additional personnel, $0.5 million to support research and development efforts and $0.3 million in additional legal costs.

Interest and other expense in 2006 totaled $3.6 million, including net interest expense of $4.5 million. Most of the interest expense for the year was incurred during the fourth quarter of 2006 and is related to the Pullman acquisition and the amendment of the Notes. Interest and other expense for 2005 totaled $11.2 million, primarily due to impairment charges of $10.1 million, including the $7.9 million writedown in the Company’s investment in a minority supplier and a writedown in the value of notes received in the sale of Noble’s former logistics business. For the year, Noble posted pre-tax income of $12.7 million in 2006 compared to pre-tax income of $10.6 million for 2005.

MANAGEMENT COMMENTS

Noble’s Chief Financial Officer, David J. Fallon, commented on the Company’s 2006 results, “Short-term costs associated with Noble’s growth initiatives, combined with an industry-wide downturn in North American vehicle production caused earnings to fall short of our targets for the fourth quarter and 2006 as a whole. Falling industry volumes and growth-related costs more than offset revenue growth from new programs and the acquisition of Pullman in the fourth quarter.

“We also incurred some integration costs during the quarter as we created One Noble and launched several new roll forming programs. Launch costs on certain programs were higher than we originally projected, but we are confident we will resolve the launch issues and improve our processes for future roll forming programs. Although short-term costs negatively impacted our short-term results, we expect to see the start of a long-term payoff in 2007.”

Thomas L. Saeli, Noble’s Chief Executive Officer, stated, “The fourth quarter was one of the most active in Noble’s history. We completed the Pullman acquisition early in the quarter and announced shortly afterward the signing of a letter of intent to combine TBA with Noble. We also signed a joint venture agreement with Wuhan Iron and Steel Corporation to enter the Chinese laser welding market by the end of 2007. By any measure, our team made considerable progress in positioning Noble to become a truly global automotive structural solutions provider.

“We do not manage Noble’s business for short-term results, certainly not at the expense of our long-term growth. We are confident that our growth strategy is sound and we look forward to completing our business combination with TBA. Once complete, Noble will offer the global automotive industry an unmatched combination of product offerings, technical capability and geographic presence. These developments are key components of our long-term growth strategy and critical to our success. We look forward to providing future updates on our progress as Noble becomes the global supplier of choice for 21st Century Auto Body Solutions®.”

EXPECTATIONS FOR 2007

Noble’s current 2007 forecast is for revenue of approximately $640—$650 million from its current business lines, based on estimated North American light vehicle production of 15.0 million units. The Company’s 2007 revenue forecast includes its current laser welding and roll forming operations only.

Management is currently unable to provide updated earnings guidance for 2007 due to, among other factors, the following: Noble’s inability to determine the exact date of closing the TBA transaction; the amount of associated costs and expenses related to the TBA purchase; and the financial impact of more volatile customer orders and vehicle production levels than the Company considers historically typical. Noble will continue to provide operating updates in conjunction with the release of quarterly results.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “EBITDA” (a non-GAAP financial measure). EBITDA represents earnings from continuing operations before income tax, plus interest expense, depreciation and amortization.

EBITDA is not presented as, and should not be considered an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company’s ability to incur and service debt. While widely used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by other companies.

Management believes that EBITDA is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses EBITDA for planning and forecasting in future periods.

For a reconciliation of EBITDA to net income from continuing operations, see the attached financial information and supplemental data.

SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, complete program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble’s public filings with the Securities and Exchange Commission. Noble does not intend or undertake any obligation to update any forward looking statements. For more information see www.nobleintl.com.

For more information contact:

Greg L. Salchow

Noble International, Ltd.

(586) 751-5600

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Net sales	$138,211	$96,375	$441,372	$363,820
Cost of sales	129,641	86,236	402,941	326,017

Gross margin	8,570	10,139	38,431	37,803
Selling, general and administrative expenses	8,764	5,011	22,090	16,005

Operating (loss) profit	(194)	5,128	16,341	21,798
Interest income	173	227	1,186	634
Interest expense	(3,525)	(730)	(5,684)	(2,868)
Loss on value of convertible option derivative liability	(600)	—	(600)	—
Impairment recovery (charges)	1,000	(7,900)	1,000	(10,140)
Other, net	163	85	482	1,221

(Losses) earnings before income taxes	(2,983)	(3,190)	12,725	10,645
Income tax (benefit) expense	(1,189)	870	3,857	5,586

(Losses) earnings before minority interest	(1,794)	(4,060)	8,868	5,059
Minority interest	(422)	34	(1,089)	34

Net (losses) earnings	$(2,216)	$(4,026)	$7,779	$5,093

Basic (losses) earnings per share	$(0.16)	$(0.29)	$0.55	$0.37

Diluted (losses) earnings per share	$(0.16)	$(0.29)	$0.55	$0.36

Dividends declared and paid per share	$0.08	$0.07	$0.31	$0.27

Basic weighted average shares outstanding	14,089,751	14,004,015	14,071,304	13,946,801
Diluted weighted average shares outstanding	14,129,719	14,004,015	14,109,033	14,045,159

Reconciliation of EBITDA to Earnings before Income Taxes
(Losses) earnings before income taxes	$(2,983)	$(3,190)	$12,725	$10,645
Depreciation	4,391	2,451	11,782	10,063
Amortization	469	100	660	255
Loss on value of convertible option derivative liability	600	—	600	—
Impairment (recovery) charges	(1,000)	7,900	(1,000)	10,140
Net interest expense	3,352	503	4,498	2,234

EBITDA	$4,829	$7,764	$29,265	$33,337

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31 2006	December 31 2005
ASSETS
Current Assets:
Cash and cash equivalents	$6,587	$21,978
Accounts receivable trade, net	98,742	78,659
Inventories, net	31,260	21,952
Unbilled customer tooling, net	21,575	304
Prepaid Expenses	3,075	587
Other current assets	4,875	4,153

Total Current Assets	166,114	127,633
Property, Plant & Equipment, net	109,648	57,253

Other Assets:
Goodwill	75,753	20,972
Other intangible assets, net	30,678	2,303
Other assets, net	4,955	1,158

Total Other Assets	111,386	24,433

Total Assets	$387,148	$209,319

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$95,560	$69,797
Accrued liabilities	35,297	5,853
Current maturities of long-term debt	21,926	10
Income taxes payable	4,255	666

Total Current Liabilities	157,038	76,326

Long-Term Liabilities:
Long-term debt, excluding current maturities	88,480	2,176
Convertible subordinated debentures, net of discount	33,273	39,094
Deferred income taxes	15,783	5,308
Other long-term liabilities	668	—

Total Long-Term Liabilities	138,204	46,578
Minority interest	4,640	3,551

Stockholders’ Equity
Common stock	9	9
Additional paid-in capital	55,737	54,988
Retained earnings	29,006	25,551
Accumulated other comprehensive income, net	2,514	2,316

Total Stockholders’ Equity	87,266	82,864

Total Liabilities & Stockholders’ Equity	$387,148	$209,319